Exhibit 99.2

Vantage Drilling Provides Fleet Update and Conference Presentation

HOUSTON, TX – (Marketwire – June 25, 2013) – Vantage Drilling Company (“Vantage”) (NYSE MKT: VTG) will be presenting at the GHS 100 Energy Conference on June 26th, 2013, in Chicago, IL. Vantage’s slide presentation and updated Fleet Status are available on our website, vantagedrilling.com.

The fleet update includes –

•	The Tungsten Explorer now has an executed contract for work in Southeast Asia for a project anticipated to take approximately 90 days. The Letter of Award for the project was previously announced.

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The Tungsten Explorer has additionally received a Letter of Award for a 3 well program in Southeast Asia to commence following the initial contract referenced above. The Letter of Award is subject to customary conditions of negotiating the final contract and regulatory approvals. The terms are in line with recent market fixtures.

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The Sapphire Driller has received a Letter of Award for a 2 year contract plus options in West Africa. The Letter of Award is subject to customary conditions of negotiating the final contract and regulatory approvals.

Paul A. Bragg, Chairman and Chief Executive Officer of Vantage, commented, “We are very pleased to secure the long-term contract for the Sapphire Driller and to fill the contract period prior to the Tungsten Explorer commencing its multi-year contract in West Africa.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now commissioning. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, Paul A. Bragg – Chairman and Chief Executive Officer contact:

(281) 404-4700